EXHIBIT 99.1

NIH Awards $1.8 Million Research Grant to Pain Therapeutics in Support of a Blood-based Diagnostic for Alzheimer’s Disease

AUSTIN, Texas, Sept. 18, 2017 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, announced today it has been awarded an approximately $1.8 million research grant from the National Institutes of Health (NIH).  This grant will support innovative technology developed by the Company to diagnose Alzheimer’s disease with a simple blood test.

“Finding a way to diagnose disease at an early-stage is vitally important,” said Remi Barbier, President & CEO of Pain Therapeutics.  “A blood test may help detect Alzheimer’s disease before symptoms occur, or rule out other possible causes of memory problems, or might be used as a biomarker to measure the efficacy of drug candidates during clinical trials.”

The NIH's National Institute on Aging awarded this research grant to Pain Therapeutics following a competitive, in-depth evaluation of its technology for scientific and technical merit.

The research grant is a technical-milestone based award that will enable Pain Therapeutics to work collaboratively with leaders in the field to develop a blood-based diagnostic for Alzheimer’s.  The diagnostic technology is related to PTI-125, Pain Therapeutics’ clinical-stage drug candidate for Alzheimer’s disease, whose underlying science has been published in Journal of Neuroscience, Neurobiology of Aging, Journal of Biological Chemistry, PLOS-One and other peer-reviewed scientific journals.

About Alzheimer's Disease and Diagnostic
Alzheimer’s disease is a progressive brain disorder that slowly destroys memory and thinking skills.  Damage to the brain starts a decade or more before problems appear. During this early stage of disease, people seem to be symptom-free, but toxic changes are taking place in the brain.  Eventually, brain damage becomes widespread and affected people are unable to care for themselves.  Currently, Alzheimer’s cannot be detected until symptoms appear.  Over five million Americans live with Alzheimer’s, a number that will increase significantly in the coming years.

Pain Therapeutics owns all worldwide development and commercial rights to PTI-125 and related technology, including diagnostic, without royalty or milestone obligations to any third-parties.

About Pain Therapeutics, Inc.
Pain Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops novel drugs.  The FDA has not yet established the safety or efficacy of any of our drug candidates.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the safety or effectiveness of PTI-125 and the Company’s plan to develop a blood-based diagnostic for Alzheimer’s Disease, or to test its specificity. Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the ability to demonstrate the specificity, safety, efficacy or potential health benefits of a blood-based diagnostic.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

For More Information Contact:
Ruth Araya
Pain Therapeutics, Inc.
IR@paintrials.com
(512) 501-2485